EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors
Deluxe Corporation

We consent to the incorporation by reference in this Registration Statement of Deluxe Corporation on Form S-8 of our report dated January 25, 2001, incorporated by reference in the Annual Report on Form 10-K of Deluxe Corporation for the fiscal year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
May 31, 2002